THOMAS J. HARRIS

CERTIFIED PUBLIC ACCOUNTANT

3901 STONE WAY N., SUITE 202

SEATTLE, WA 98103

206.547.6050

January 7, 2014

Securities and Exchange Commission

Sealand Natural Resources, Inc.

To Whom It May Concern,

Because of unrecorded transactions in the Danish bank account we suggest that you file an 8K for non-reliance on the Sealand financials as of August 31, 2013. The filing should show a date as of January 6, 2014 unless you have an earlier date to report.